Exhibit(j)
                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 116 to the Registration Statement on Form N-1A (the "Registration Statement") of Investment Trust comprised of Scudder Real Estate Investment Fund, of our report dated February 18, 2000, on the financial statements and financial highlights appearing in the December 31, 1999 Annual Report to the Shareholders of Scudder Real Estate Investment Fund which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
May 1, 2000